                                SUBSIDIARIES

Metromedia Fiber Network, Inc., a Delaware corporation

        Metromedia Fiber Network Services, Inc., a Delaware corporation

        MFN of VA, L.L.C., a Virginia limited liability company

        Metromedia Fiber Network International, Inc., a Delaware corporation

        Metromedia Fiber Network NYC, Inc., a Delaware corporation

        Metromedia Fiber Network of New Jersey, Inc., a New Jersey corporation

        Metromedia Fiber Network of Illinois, Inc., a Delaware corporation

        MFN Purchasing, Inc., a Delaware corporation

        International Optical Network, L.L.C., a Delaware Corporation